Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Investor Relations:	Media:
February 17, 2011	Kurt Ogden	Gary Chapman
The Woodlands, TX	(801) 584-5959	(281) 719-4324

NYSE: HUN

HUNTSMAN RELEASES FOURTH QUARTER AND
FULL YEAR 2010 RESULTS

HIGHER REVENUES LEAD TO ADJUSTED EBITDA OF
 $219 MILLION; GREATER THAN ANY PREVIOUS FOURTH QUARTER

Fourth Quarter 2010 Highlights

•                  Revenues for the fourth quarter of 2010 were $2,412 million, an increase of 17% compared to $2,064 million for the same period in 2009 and a slight increase compared to $2,401 million for the third quarter of 2010.

•                  Adjusted EBITDA for the fourth quarter of 2010 was $219 million compared to $174 million for the same period in 2009 and $273 million for the third quarter of 2010.

•                  Adjusted net income for the fourth quarter of 2010 was $58 million or $0.24 per diluted share.  This compares to adjusted net income of $78 million or $0.30 per diluted share for the same period in 2009 and adjusted net income of $83 million or $0.34 per diluted share for the third quarter of 2010.

•                  Net income attributable to Huntsman Corporation for the fourth quarter of 2010 was $30 million or $0.12 per diluted share.  This compares to net income attributable to Huntsman Corporation of $66 million or $0.26 per diluted share for the same period in 2009 and $55 million or $0.23 per diluted share for the third quarter of 2010.

Full Year 2010 Highlights

•                  Revenues for 2010 were $9,250 million compared to $7,665 million for 2009.

•                  Adjusted EBITDA for 2010 was $872 million compared to $529 million for 2009.

•                  Adjusted net income for 2010 was $200 million or $0.83 per diluted share compared to adjusted net loss of $303 million or $1.30 loss per diluted shared for 2009.

•                  Net income attributable to Huntsman Corporation for 2010 was $27 million or $0.11 per diluted share compared to $114 million or $0.48 per diluted shared for 2009.

Summarized earnings are as follows:

	Three months ended December 31,		Three months ended	Year ended December 31,
In millions, except per share amounts	2010	2009	September 30, 2010	2010	2009

Net income attributable to Huntsman Corporation	$30	$66	$55	$27	$114
Adjusted net income (loss)(1)	$58	$78	$83	$200	$(303)

Diluted income per share	$0.12	$0.26	$0.23	$0.11	$0.48
Adjusted diluted income (loss) per share(1)	$0.24	$0.30	$0.34	$0.83	$(1.30)

EBITDA(1)	$167	$147	$257	$700	$1,158
Adjusted EBITDA(1)	$219	$174	$273	$872	$529

See end of press release for footnote explanations

Recent Highlights

•                  On November 12, 2010, we issued $180 million senior subordinated notes due 2021 at an effective yield of approximately 7 1/4%.  We used the net proceeds from this offering plus cash to redeem all $188 million of our outstanding 7 7/8% senior subordinated notes due 2014.

•                  On January 18, 2011 we completed an early redemption of $100 million of our 7 3/8% senior subordinated notes due 2015 with available cash.

Peter R. Huntsman, our President and CEO, commented:

“Our fourth quarter 2010 adjusted EBITDA was greater than any of our previous fourth quarters.  While pleased with the positive results, I am more encouraged by the underlying trends within our businesses.  Average selling prices increased on a sequential basis within our largest businesses and our capacity utilization rates are improving on a seasonally adjusted basis.  This past November, we announced our expectation to achieve Adjusted EBITDA of $1.325 billion within the next two to three years.  Given current improving global economic trends, I continue to be confident that we can achieve these earnings.”

Huntsman Corporation

Operating Results

	Three months ended December 31,		Year ended December 31,
In millions, except per share amounts	2010	2009	2010	2009

Revenues	$2,412	$2,064	$9,250	$7,665
Cost of goods sold	2,032	1,710	7,789	6,587
Gross profit	380	354	1,461	1,078
Operating expenses	281	272	1,022	977
Restructuring, impairment and plant closing costs	5	5	29	88
Operating income	94	77	410	13
Interest expense, net	(61)	(60)	(229)	(238)
Loss on accounts receivable securitization programs	—	(10)	—	(23)
Equity in income of investment in unconsolidated affiliates	4	2	24	3
Loss on early extinguishment of debt	(14)	—	(183)	(21)
(Expenses) income associated with the terminated merger and related litigation	—	—	(4)	835
Other (expenses) income	(1)	(1)	2	—
Income before income taxes	22	8	20	569
Income tax (benefit) expense	(17)	(73)	29	444
Income (loss) from continuing operations	39	81	(9)	125
(Loss) income from discontinued operations, net of tax(2)	(6)	(19)	42	(19)
Income before extraordinary gain	33	62	33	106
Extraordinary (loss) gain on the acquisition of a business, net of tax of nil	(1)	6	(1)	6
Net income	32	68	32	112
Less net (income) loss attributable to noncontrolling interests	(2)	(2)	(5)	2
Net income attributable to Huntsman Corporation	$30	$66	$27	$114

Net income attributable to Huntsman Corporation	$30	$66	$27	$114
Interest expense, net	61	60	229	238
Income tax (benefit) expense from continuing operations	(17)	(73)	29	444
Income tax (benefit) expense from discontinued operations(2)	(17)	(10)	10	(80)
Depreciation and amortization of continuing operations	110	103	404	440
Depreciation and amortization of discontinued operations(2)	—	1	1	2
EBITDA(1)	$167	$147	$700	$1,158

Adjusted EBITDA(1)	$219	$174	$872	$529

Basic income per share	$0.13	$0.28	$0.11	$0.49
Diluted income per share	$0.12	$0.26	$0.11	$0.48
Adjusted diluted income (loss) per share(1)	$0.24	$0.30	$0.83	$(1.30)

Common share information:
Basic shares outstanding	236.6	234.0	236.0	233.9
Diluted shares	242.1	271.5	236.0	238.3
Diluted shares for adjusted diluted income (loss) per share	242.1	271.5	241.0	233.9

See end of press release for footnote explanations

Huntsman Corporation

Segment Results

	Three months ended December 31,		Year ended December 31,
In millions	2010	2009	2010	2009
Segment Revenues:
Polyurethanes	$946	$841	$3,605	$3,005
Performance Products	696	568	2,659	2,090
Advanced Materials	315	274	1,244	1,059
Textile Effects	189	187	787	691
Pigments	330	248	1,213	960
Eliminations and other	(64)	(54)	(258)	(140)
Total	$2,412	$2,064	$9,250	$7,665

Segment EBITDA(1):
Polyurethanes	$99	$133	$319	$388
Performance Products	86	68	363	246
Advanced Materials	17	22	143	59
Textile Effects	1	(8)	1	(64)
Pigments	66	26	205	(25)
Corporate, LIFO and other	(79)	(66)	(384)	651
Discontinued operations(2)	(23)	(28)	53	(97)
Total	$167	$147	$700	$1,158

Segment Adjusted EBITDA(1):
Polyurethanes	$99	$133	$320	$390
Performance Products	89	68	367	246
Advanced Materials	17	22	141	71
Textile Effects	(1)	(13)	15	(56)
Pigments	71	22	215	26
Corporate, LIFO and other	(56)	(58)	(186)	(148)
Total	$219	$174	$872	$529

See end of press release for footnote explanations

	Three months ended December 31, 2010 vs. 2009			Year ended December 31, 2010 vs. 2009
	Average Selling Price(a)			Average Selling Price(a)
	Local	Foreign Currency	Sales	Local	Foreign Currency	Sales
Period-Over-Period Increase (Decrease)	Currency	Translation Impact	Volume(a)	Currency	Translation Impact	Volume(a)

Polyurethanes	7%	(2)%	6%	13%	(1)%	4%
Performance Products	8%	(2)%	18%	8%	0%	21%
Advanced Materials(b)	11%	(2)%	7%	5%	0%	16%
Textile Effects	6%	(1)%	(4)%	6%	1%	6%
Pigments	17%	(4)%	19%	11%	(2)%	17%
Total Company(b)	8%	(2)%	11%	9%	(1)%	12%

(a) Excludes revenues and sales volumes from tolling and by-products

(b) Excludes APAO business sold July 31, 2009

Three Months Ended December 31, 2010 Compared to Three Months Ended December 31, 2009

Revenues for the three months ended December 31, 2010 increased to $2,412 million from $2,064 million for the same period in 2009.  For the three months ended December 31, 2010, Adjusted EBITDA was $219 million compared to $174 million for the same period in 2009.

Polyurethanes

The increase in revenues in our Polyurethanes division for the three months ended December 31, 2010 compared to the same period in 2009 was primarily due to higher sales prices and higher sales volumes.  Average selling prices for MDI and PO/MTBE increased in response to higher raw material costs.  MDI sales volumes increased as a result of improved demand in all regions and across all major sectors with the exception of appliances, while PO/MTBE sales volumes were essentially the same.  The decrease in Adjusted EBITDA was primarily due to lower PO/MTBE contribution margins partially offset by increased MDI earnings.

Performance Products

The increase in revenues in our Performance Products division for the three months ended December 31, 2010 compared to the same period in 2009 was due to higher average selling prices and higher sales volumes.  Average selling prices increased across all product groups primarily in response to stronger market conditions and higher raw material costs, partially offset by the strength of the U.S. dollar against major European currencies.  Sales volumes increased primarily due to higher demand and additional sales of certain products previously produced under tolling arrangements.  The increase in Adjusted EBITDA was primarily due to higher contribution margins and higher sales volumes partially offset by higher manufacturing and selling, general and administrative costs.

Advanced Materials

The increase in revenues in our Advanced Materials division for the three months ended December 31, 2010 compared to the same period in 2009 was due to higher average selling prices and higher sales volumes.  Average selling prices increased in our specialty components and base resins business primarily in response to higher raw material costs partially offset by lower average selling prices in our formulations business primarily as a result of competitive market pressure in our wind business and overall product mix.  Sales volumes increased in the Americas and Asia-Pacific regions while volumes were essentially the same in Europe.  The decrease in Adjusted EBITDA was primarily due to higher manufacturing and selling, general and administrative costs partially offset by higher contribution margins and higher sales volumes.

Textile Effects

Revenues in our Textile Effects division for the three months ended December 31, 2010 compared to the same period in 2009 were essentially the same.  Average selling prices increased primarily due to favorable changes in product mix partially offset by the strength of the U.S. dollar against major European currencies.  Sales volumes decreased primarily in Asia and in specialty textiles.  The increase in Adjusted EBITDA was primarily due to lower manufacturing and selling, general and administrative costs and higher contribution margins.

Pigments

The increase in revenues in our Pigments division for the three months ended December 31, 2010 compared to the same period in 2009 was due to higher average selling prices and higher sales volumes.  Average selling prices increased primarily as a result of price increase initiatives in all regions of the world partially offset by the strength of the U.S. dollar against major European currencies.  Sales volumes increased primarily due to recovery in demand across all global markets.  The increase in Adjusted EBITDA in our Pigments division was primarily due to higher contribution margins and higher sales volumes partially offset by higher manufacturing and selling, general and administrative costs.

Corporate, LIFO and Other

Corporate, LIFO and other includes unallocated foreign exchange gains and losses, unallocated corporate overhead, loss on our accounts receivable securitization program, income (expenses) associated with the terminated merger with Hexion and related litigation, loss on early extinguishment of debt, income (loss) attributable to non-controlling interests, unallocated restructuring costs, LIFO inventory valuation reserve adjustments and non-operating income and expense.  Adjusted EBITDA from Corporate, LIFO and Other increased by $2 million to a loss of $56 million for the three months ended December 31, 2010 compared to a loss of $58 million for the same period in 2009.

Income Taxes

During 2010 we recorded income tax expense of $29 million compared to $444 million in 2009.  Our adjusted effective income tax rate for 2010 was approximately 25%.  We expect our long term effective income tax rate to be approximately 30 - 35%.  We have tax valuation allowances in countries such as Switzerland and the United Kingdom where our Textile Effects and Pigments businesses have meaningful operations.  The increase in profitability from our Pigments business has had the effect of reducing our adjusted effective income tax rate.  As our Pigments and Textile Effects businesses return to greater levels of profitability we expect the tax valuation allowances to eventually be removed.  During 2010 we paid $6 million in cash for income taxes.  We expect our cash tax rate to continue to be less than our effective income tax rate.

Liquidity, Capital Resources and Outstanding Debt

As of December 31, 2010, we had $1,434 million of combined cash and unused borrowing capacity compared to $2,510 million at December 31, 2009.  The decrease from 2009 year end was primarily attributable to the repurchase of convertible notes of $382 million, the net reduction in unused bank credit facilities of $350 million, an increase in primary working capital of $307 million and the repayment of $295 million of bank term debt (including $110 million of repayments funded by insurance proceeds received).

Beginning January 1, 2010, as a result of changes in accounting guidelines outstanding borrowings related to the sales of accounts receivable under our accounts receivable programs are accounted for as secured borrowings.  Excluding the impact of this change, our primary working capital (accounts receivable, inventory and accounts payable) increased $307 million primarily due to increased sales volumes and higher prices.  Total capital expenditures, net of reimbursements were $103 million during the fourth quarter of 2010 compared to $49 million for the same period in

2009.  For the year ended December 31, 2010, total capital expenditures, net of reimbursements were $202 million compared to $189 million for 2009.  We expect to spend approximately $350 million on capital expenditures, net of reimbursements in 2011.

On November 12, 2010, we issued $180 million senior subordinated notes due 2021 at an effective yield of approximately 7 1/4%.  We used the net proceeds from this offering plus cash to redeem all $188 million of our outstanding 7 7/8% senior subordinated notes due 2014.

On January 18, 2011 we completed an early redemption of $100 million of our 7 3/8% senior subordinated notes due 2015 with available cash.

Huntsman Corporation

Outstanding Debt

	December 31,	December 31,
In millions	2010	2009

Debt:
Senior Credit Facilities	$1,688	$1,968
Accounts Receivable Programs(a)	238	254
Senior Notes	452	434
Subordinated Notes	1,279	1,294
Variable interest entities - Arabian Amines Company(b)	200	—
Other Debt	289	280
Convertible Notes	—	236
Total Debt - excluding affiliates	4,146	4,466

Total Cash	973	1,750

Net Debt- excluding affiliates	$3,173	$2,716

(a)

On January 1, 2010, as a result of changes in accounting guidelines, our off-balance sheet accounts receivable securitization programs are now reported on balance sheet as secured debt. December 31, 2009 figures are presented on a pro-forma basis to reflect this change.

(b)	On July 1, 2010, we began consolidating our Saudi Arabian ethyleneamines manufacturing joint venture, the financing of which is nonrecourse to Huntsman.

Huntsman Corporation

Reconciliation of Adjustments

			Net Income (Loss)		Diluted Income (Loss)
	EBITDA		Attributable to Huntsman Corporation		Per Share
	Three months ended December 31,		Three months ended December 31,		Three months ended December 31,
In millions, except per share amounts	2010	2009	2010	2009	2010	2009

GAAP(1)	$167	$147	$30	$66	$0.12	$0.26
Adjustments:
Loss on accounts receivable securitization programs	—	10	—	—	—	—
Unallocated foreign currency gain	—	(1)	(2)	(3)	(0.01)	(0.01)
Legal and contract settlements	8	—	5	—	0.02	—
Loss on early extinguishment of debt	14	—	9	—	0.04	—
Other restructuring, impairment and plant closing costs	5	5	4	4	0.02	0.01
Discount amortization on settlement financing associated with the terminated merger	—	—	4	4	0.02	0.01
Acquisition related expenses (income)	1	(9)	1	(6)	—	(0.02)
Loss from discontinued operations, net of tax(2)	23	28	6	19	0.02	0.07
Extraordinary loss (gain) on the acquisition of a business, net of tax	1	(6)	1	(6)	—	(0.02)

Adjusted(1)	$219	$174	$58	$78	$0.24	$0.30

Discontinued operations	$(23)	$(28)	$(6)	$(19)	$(0.02)	$(0.07)
Restructuring, impairment and plant closing costs	2	8	4	2	0.02	0.01
Non-recurring costs and expenses	—	11	—	7	—	0.03
Gain on insurance settlements, net of expenses	—	—	(1)	—	—	—

Adjusted discontinued operations(1)(2)	$(21)	$(9)	$(3)	$(10)	$(0.01)	$(0.04)

Total - adjusted continuing and discontinued operations	$198	$165	$55	$68	$0.23	$0.27

Three months ended September 30,
In millions	2010

Net income attributable to Huntsman Corporation	55
Interest expense, net	64
Income tax expense from continuing operations	41
Income tax benefit from discontinued operations(2)	(2)
Depreciation and amortization of continuing operations	99
Depreciation and amortization of discontinued operations	—
EBITDA(1)	$257

		Net Income (Loss)
	EBITDA	Attributable to Huntsman Corporation	Diluted Income (Loss) Per Share
	Three months ended September 30,	Three months ended September 30,	Three months ended September 30,
In millions, except per share amounts	2010	2010	2010

GAAP(1)	$257	$55	$0.23
Adjustments:
Unallocated foreign currency (gain) loss	(2)	12	0.05
Loss on early extinguishment of debt	7	5	0.02
Other restructuring, impairment and plant closing costs	4	4	0.02
Expenses associated with the terminated merger and related litigation	3	2	0.01
Discount amortization on settlement financing associated with the terminated merger	—	4	0.02
Acquisition related expenses	1	—	—
Loss from discontinued operations, net of tax(2)	3	1	—

Adjusted(1)	$273	$83	$0.34

Discontinued operations	$(3)	$(1)	$—
Restructuring, impairment and plant closing credits	(1)	(1)	—
Non-recurring costs and expenses	1	2	0.01

Adjusted discontinued operations(1)(2)	$(3)	$—	$—

Total - adjusted continuing and discontinued operations	$270	$83	$0.34

			Net Income (Loss)		Diluted Income (Loss)
	EBITDA		Attributable To Huntsman Corporation		Per Share
	Year ended December 31,		Year ended December 31,		Year ended December 31,
In millions, except per share amounts	2010	2009	2010	2009	2010	2009

GAAP(1)	$700	$1,158	$27	$114	$0.11	$0.48
Adjustments:
Loss on accounts receivable securitization program	—	23	—	—	—	—
Unallocated foreign currency gain	(3)	(16)	—	(5)	—	(0.02)
Legal and contract settlements	8	—	5	—	0.02	—
Loss on early extinguishment of debt	183	21	161	13	0.67	0.06
Other restructuring, impairment and plant closing costs	29	88	27	79	0.11	0.34
Expenses (income) associated with the terminated merger and related litigation	4	(835)	3	(526)	0.01	(2.25)
Discount amortization on settlement financing associated with the terminated merger	—	—	16	9	0.07	0.04
Acquisition related expenses	3	—	2	1	0.01	—
Gain on disposition of businesses/assets	—	(1)	—	(1)	—	—
(Income) loss from discontinued operations, net of tax(2)	(53)	97	(42)	19	(0.17)	0.08
Extraordinary loss (gain) on the acquisition of a business, net of tax	1	(6)	1	(6)	—	(0.03)

Adjusted(1)	$872	$529	$200	$(303)	$0.83	$(1.30)

Discontinued operations	$53	$(97)	$42	$(19)	$0.17	$(0.08)
Restructuring, impairment and plant closing costs (credits)	6	64	6	(10)	0.02	(0.04)
Non-recurring costs and expenses	6	15	3	9	0.01	0.04
Gain on insurance settlements, net of expenses	(110)	—	(69)	—	(0.29)	—

Adjusted discontinued operations(1)(2)	$(45)	$(18)	$(18)	$(20)	$(0.07)	$(0.09)

Total - adjusted continuing and discontinued operations	$827	$511	$182	$(323)	$0.76	$(1.38)

See end of press release for footnote explanations

Conference Call Information

We will hold a conference call to discuss our fourth quarter and full year 2010 financial results on Thursday, February 17, 2011 at 9:00 a.m. ET.

Call-in number for U.S. participants:	(888) 679 - 8040
Call-in number for international participants:	(617) 213 - 4851
Participant access code:	79505745

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to:

https://www.theconferencingservice.com/prereg/key.process?key=PDBF9CURY

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at http://www.huntsman.com.

The conference call will be available for replay beginning February 17, 2011 and ending February 24, 2011.

Call-in numbers for the replay:
Within the U.S.:	(888) 286 - 8010
International:	(617) 801 - 6888
Access code for replay:	21484230

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals. Our operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman has approximately 11,000 employees and operates from multiple locations worldwide. The Company had 2010 revenues of over $9 billion. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.

(1)         We use EBITDA and Adjusted EBITDA to measure the operating performance of our business.  We provide Adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business.  We also provide Adjusted EBITDA from discontinued operations and Adjusted net income from discontinued operations for informational purposes only.   We believe that net income (loss) attributable to Huntsman Corporation is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to EBITDA, Adjusted EBITDA and Adjusted net income. We believe that income (loss) from discontinued operations is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to Adjusted EBITDA from discontinued operations and Adjusted net income from discontinued operations. Additional information with respect to our use of each of these financial measures follows:

EBITDA is defined as net income (loss) attributable to Huntsman Corporation before interest, income taxes, and depreciation and amortization. EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies. The reconciliation of EBITDA to net income (loss) attributable to Huntsman Corporation is set forth in the operating results table above.

Adjusted EBITDA is computed by eliminating the following from EBITDA:  gains and losses from discontinued operations; restructuring, impairment and plant closing (credits) costs; income and expense associated with the terminated merger and related litigation; acquisition related expenses; losses on the sale of accounts receivable to our securitization program; unallocated foreign currency (gain) loss; certain legal and contract settlements; losses from early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on disposition of business/assets.  The reconciliation of Adjusted EBITDA to EBITDA is set forth in the Reconciliation of Adjustments table above.

Adjusted EBITDA from discontinued operations is computed by eliminating the following from income (loss) from discontinued operations: income taxes; depreciation and amortization; restructuring, impairment and plant closing (credits) costs; losses on the sale of accounts receivable to our securitization program; unallocated foreign currency (gain) loss; gain on insurance settlements, net of tax; (gain) loss on disposition of business/assets; and non-recurring costs and expenses. The following table provides a reconciliation of Adjusted EBITDA from discontinued operations to income (loss) from discontinued operations:

	Three months ended December 31,		Year ended December 31,
In millions	2010	2009	2010	2009

Net (loss) income from discontinued operations, net of tax	$(6)	$(19)	$42	$(19)
Income tax (benefit) expense	(17)	(10)	10	(80)
Depreciation and amortization	—	1	1	2
EBITDA from discontinued operations	(23)	(28)	53	(97)
Restructuring, impairment and plant closing costs	2	8	6	64
Non-recurring costs and expenses	—	11	6	15
Gain on insurance settlements, net of expenses	—	—	(110)	—
Adjusted EBITDA from discontinued operations	$(21)	$(9)	$(45)	$(18)

Adjusted net income (loss) is computed by eliminating the after tax impact of the following items from net income (loss) attributable to Huntsman Corporation: loss (income) from discontinued operations; restructuring, impairment and plant closing (credits) costs; income and expense associated with the terminated merger and related litigation; discount amortization on settlement financing associated with the terminated merger; acquisition related expenses; unallocated foreign currency (gain) loss;  certain legal and contract settlements; losses on the early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on disposition of business/assets.   The reconciliation of adjusted net income (loss) to net income (loss) attributable to Huntsman Corporation common stockholders is set forth in the Reconciliation of Adjustments table above.

Adjusted net income (loss) from discontinued operations is computed by eliminating the after tax impact of the following items from income (loss) from discontinued operations: restructuring, impairment and plant closing (credits) costs; gain on insurance settlements, net of tax; (gain) loss on the disposition of business/assets; and non-recurring costs and expenses.  The reconciliation of Adjusted net income (loss) from discontinued operations to net income (loss) attributable to Huntsman Corporation is set forth in the Reconciliation of Adjustments table above.

During the first quarter of 2010, we began reporting our LIFO inventory valuation reserves as part of Corporate and other; these reserves were previously reported in our Performance Products segment. During the fourth quarter of 2010, we began reporting the (income) loss attributable to noncontrolling interests in the reporting segment to which the subsidiary relates. Previously, (income) loss attributable to noncontrolling interests was reported in our Corporate and other segment. All relevant information for prior periods has been reclassified to reflect these changes.

(2)         On August 1, 2007, we completed the sale of our U.S. polymers business to Flint Hills Resources.  On November 5, 2007, we completed the sale of our U.S. base chemicals business to Flint Hills Resources.  During the first quarter 2010 we closed our Australian styrenics operations.  Results from these businesses are treated as discontinued operations.